EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Collegiate Pacific Executes Definitive Agreement to Acquire Kesslers Team Sports

DALLAS—(BUSINESS WIRE)—Feb. 9, 2004—Collegiate Pacific Inc. (AMEX:BOO) today stated that it has executed a purchase agreement to acquire Kesslers Team Sports. Assuming the closure of this transaction occurs as scheduled in March 2004, Collegiate Pacific anticipates that its Fiscal 2005 revenues (which will begin on July 1, 2004) will be approximately $76,000,000; its operating income will be approximately $8,300,000; and its net income will be approximately $5,000,000.

Under the terms of the asset purchase agreement, Collegiate Pacific will acquire substantially all of the operating assets of Kesslers Team Sports in exchange for a combination of cash, the assumption of specified liabilities and shares of Collegiate Pacific’s common stock. The transaction is subject to the satisfaction of customary closing conditions and it is anticipated that the transaction will close by the end of March 2004.

Kesslers Team Sports is the largest independent team sporting goods dealer in the United States with sales exceeding $30,000,000 for the 12 months ended December 31, 2003. Based in Richmond, Ind., Kesslers has a 65-man sales force operating in eight states in the Midwest and Southeast. Kesslers Team Sports is the No. 1 team/school distributor in the USA for many of the leading team uniform brands in the world.

Commenting on the transaction, Michael Blumenfeld, CEO of Collegiate Pacific Inc., stated: “Synergies between the two companies abound ... Kesslers possesses 65 road sales professionals whereas Collegiate Pacific sells today via catalog. We intend to move Collegiate Pacific manufactured and proprietary products through this highly trained sales force and will seek means to expand Kesslers’ geographic reach. The majority of Kesslers’ revenues are team uniform related whereas Collegiate Pacific revenues are 98% hard goods equipment. Tapping this unfilled equipment void through Kesslers — with proprietary Collegiate Pacific products — is a primary opportunity for the immediate expansion of revenues and earnings. Kesslers is strongest in football whereas Collegiate Pacific is strongest in baseball, thereby creating a powerful cross-marketing opportunity. Kesslers’ seasonality complements Collegiate Pacific’s in that their strengths lie in the first six months of our fiscal year (July 1 — December 31) — a time frame when Collegiate Pacific is historically the slowest. Ultimately, the combination of branded team uniforms, factory direct equipment and a talented sales force should make for a difficult entity to compete with on a regional and national level. No other such force exists today in the United States.”

Mr. Blumenfeld continued: “With the definitive agreement now executed, we can commence work with Kesslers’ management toward the consolidation of our manufacturing and marketing efforts. The combination of the two companies essentially doubles our annual revenue base and dramatically enhances current and future earnings.

“Our primary acquisition focus will now turn towards manufacturing operations or distributors that might produce and/or distribute high-profile products to our nearly 65,000 combined customers.”

Collegiate Pacific is the nation’s fastest-growing manufacturer and supplier of sports equipment primarily to the institutional and team dealer markets. The Company offers more than 4,500 products to 65,000 existing customers.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management’s Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company’s Web site, www.cpacsports.com, under the heading “Investors”) may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company’s markets, including as a result of terrorist attacks, competition from others, how much the Company may receive from the exercise of outstanding stock options and warrants, if anything, whether or not the Company consummates its pending transaction with Kesslers Team Sports and the ability to obtain and retain key executives and employees. We disclaim any obligation to update these forward-looking statements.

      CONTACT: Collegiate Pacific Inc.Adam Blumenfeld, 972-243-0879

      SOURCE: Collegiate Pacific Inc.